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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


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                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the

                       Securities and Exchange Act of 1934



Date of Report (Date of Earliest event reported) June 19, 1996
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                           Ferrara Food Company, Inc.
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             (Exact name of registrant as specified in its charter)


      Delaware                      1-13090                65-0137866
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 (State or other juris-         Commission File         (IRS Employer
 diction of incorporation            No.              Identification No.)

120 Tices Lane, Suite C, East Brunswick, NJ               08816-2014
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(Address of principal executive offices)                  (Zip Code)


Registrant's telephone number, including area code: (908) 651-7600
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Item 2   Acquisition or Disposition of Assets

         On June 19, 1996, Ferrara Food Company, Inc. (the "Registrant") sold to Colavita Pasta & Olive Oil Corp. ("Colavita") all of its rights in and to its License with Ferrara Food & Confections, Inc. ("FF&C"). In addition, the Registrant sold to Colavita all of its inventory relating to the Registrant's license with FF&C. In full consideration thereof, Colavita agreed to pay the Registrant approximately $1,440,000 which was allocated as follows: (i) $250,000 for the purchase of the License and (ii) $1,170,000 for the purchase of the inventory and certain equipment. Colavita paid the Registrant $450,000 (the "First Payment") on signing the Assignment of License and Asset Purchase Agreement ("the "Agreement") and agreed to pay $970,000 sixty days from the date of the Agreement (the "Second Payment"). In addition, the Registrant has paid in advance for certain merchandise which it has not yet received. Colavita has agreed to purchase from the Registrant such merchandise at cost upon its receipt. The Registrant believes the final purchase price will be in excess of $1,600,000.

         The Registrant agreed to pay FF&C $210,000 out of the proceeds from the First Payment, on account, for monies due and payable FF&C and to pay Banca del Gottardo $40,000 which shall be applied to interest on the Registrant's convertible note. From the Second Payment, the Registrant is required to pay Banca del Gottardo, $188,500 and FF&C $4,203.

         In connection with the above transaction, the Registrant has agreed, subject to shareholder approval to change its corporate name.

         In order to consummate the aforesaid transaction, the consent of two of the Registrant's lenders as well as one other entity to whom the Registrant gave a guaranty in connection with a loan to one of its subsidiaries was required. As consideration for two of said parties releasing their liens on the assets of the Registrant, the Registrant reduced the exercise price of a warrant given to InterEquity Capital Partners L.P. from $1.31 per share to $0.15 per share and issued a warrant to purchase one million shares at $0.10 per share to Banca del Gottardo.

         Until such time as its corporate name is changed, the Registrant will continue to do business under the name Ferrara Food Company, Inc.

Item 5. Other Events

                  The Registrant has retained the New York law firm of Seiff & Kretz to conduct an internal investigation to determine the reasons as to the magnitude of the Registrant's financial discrepancies in it's previously reported results of operations for the nine months ended September 30, 1995, the breakdown of its

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computer  system  and its  inability  to locate  certain  supporting  documents.
Furthermore, the Registrant believes that its preliminary results of operations for fiscal 1995 will indicate a net loss of approximately $15,500,000 from what had been previously reported as $9,500,000 in a press release. The increase in the net loss is attributed to management's desire to recognize impairment in and writeoff of certain intangible assets such as good will, advertising credits and
slotting  fees   and  a   restructuring  charge for the sale of the Registrant's
wholesale food operations as set forth in Item 2 hereof.

Item 7.

                  (c)      Exhibits

          2. (a) Assignment of License and Asset Purchase Agreement dated as of June 19, 1996 by and between Ferrara Food Company, Inc. and Colavita Pasta & Olive Oil Corp.

                  (b) Amendment Agreement dated June 19, 1996 by and between InterEquity Capital Partners, L.P., La Torinese USA, Inc. and Ferrara Food Company, Inc.

                  (c) Agreement dated as of June 19, 1996 by and between Ferrara Food Company, Inc. and Banca del Gottardo.

                  (d) Consent to Assignment dated June 19, 1996 by and between Ferrara Foods and Confections, Inc., Ferrara Food Company, Inc. and Colavita Pasta & Olive Oil Corp.

                  (e) Supply Agreement by and between La Torinese USA, Inc., Ferrara Food Company, Inc. and Colavita Pasta & Olive Oil Corp.

                  (f) Supply Agreement by and between Ferrara Food Company, Inc. and Colavita Pasta & Olive Oil Corp.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                               Ferrara Food Company, Inc.


                                               By: /s/ Eugene Marfuggi
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                                                   Eugene Marfuggi
                                                   President
Dated: June 28, 1996

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